UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report - August 12, 2008

(Date of earliest event reported)

INGERSOLL-RAND COMPANY LIMITED

INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED

(Exact name of registrant as specified in its charter)

Bermuda Bermuda	1-985	75-2993910 N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

(Address of principal executive offices, including zip code)

(441) 295-2838

(Registrant’s phone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 12, 2008, Ingersoll-Rand Company Limited (“IR Limited”) and Ingersoll-Rand Global Holding Company Limited (“IR Global”) entered into a Pricing Agreement (the “Pricing Agreement”) with the several underwriters named therein, for whom Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. acted as the representatives, which incorporates by reference an Underwriting Agreement Standard Provisions, dated August 12, 2008 (together with the Pricing Agreement, the “Underwriting Agreement”), for the issuance and sale by IR Global of $600,000,000 aggregate principal amount of its 6.000% Senior Notes due 2013 (the “6.000% Senior Notes due 2013”), $750,000,000 aggregate principal amount of its 6.875% Senior Notes due 2018 (the “6.875% Senior Notes due 2018” and together with the 6.000% Senior Notes due 2013, the “Fixed Rate Notes”) and $250,000,000 aggregate principal amount of its Senior Floating Rate Notes due 2010 (the “Floating Rate Notes” and together with the Fixed Rate Notes, the “Notes”). The Notes are fully and unconditionally guaranteed by IR Limited, which directly owns 100% of IR Global. A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

The Notes were issued (and the guarantee delivered) pursuant to an indenture, dated as of August 12, 2008 (the “Base Indenture”), among IR Limited, IR Global and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by a first supplemental indenture, dated as of August 15, 2008 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among IR Limited, IR Global and the Trustee. A copy of the Base Indenture is set forth in Exhibit 4.1 of the Company’s Registration Statement on Form S-3 (No. 333-152954), filed on August 12, 2008, and is incorporated herein by reference. A copy of the Supplemental Indenture (including forms of the Notes) is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The descriptions of the Indenture and the Notes in this report are summaries and are qualified in their entirety by the terms of the Indenture and the Notes, respectively.

In connection with the public offering of the Notes, IR Global (as issuer) and IR Limited (as guarantor) filed with the Securities and Exchange Commission a prospectus dated August 12, 2008 and a related prospectus supplement also dated August 12, 2008 (Registration No. 333-152954). The Notes are unsecured senior obligations of IR Global and rank equally with all of the existing and future unsecured and unsubordinated senior indebtedness of IR Global. The guarantee is an unsecured obligation of IR Limited and ranks equal in right of payment to all of IR Limited’s existing and future unsecured and unsubordinated indebtedness.

IR Global will pay interest on the Fixed Rate Notes twice a year on February 15 and August 15, beginning February 15, 2009, to holders of record on the preceding February 1 and August 1, as the case may be. Interest will be calculated on the basis of a year of twelve 30-day months. The Fixed Rate Notes will mature on August 15, 2013 and 2018. IR Global may redeem the Fixed Rate Notes in whole or in part at any time and from time to time prior to their stated maturity at the redemption prices set forth in the Supplemental Indenture.

IR Global will pay interest on the Floating Rate Notes four times a year on February 13, May 13, August 13 and November 13, beginning November 13, 2008, to holders of record on the preceding February 1, May 1, August 1 and November 1, as the case may be. The Floating Rate Notes will bear interest at a rate equal to the then-applicable U.S. dollar three-month LIBOR rate plus 1.50%. Interest will be calculated on the basis of a 360-day year and the actual number of days elapsed. The Floating Rate Notes will mature on August 13, 2010.

The Notes are subject to certain customary covenants, including limitations on IR Global’s and IR Limited’s ability, with exceptions, to incur debt secured by liens and to engage in sale/leaseback transactions. In the event of a change in control triggering event (as defined in the Supplemental Indenture), the holders of Fixed Rate Notes may require IR Global to purchase for cash all or a portion of their Fixed Rate Notes at a purchase price equal to 101% of the principal amount of such Fixed Rate Notes, plus accrued and unpaid interest, if any.

The net proceeds from the offering of approximately $1.59 billion, after deducting underwriting discounts and estimated expenses related to this offering, will be used to reduce the amount outstanding under IR Global’s senior unsecured bridge facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant

The disclosures set forth in Item 1.01 pertaining to the Notes are hereby incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of August 12, 2008, among Ingersoll-Rand Global Holding Company Limited, as Issuer, Ingersoll-Rand Company Limited, as Guarantor, and Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. and J.P. Morgan Securities, Inc., as Representatives of the several Underwriters named therein.

4.1	First Supplemental Indenture, dated as of August 15, 2008, among Ingersoll-Rand Global Holding Company Limited, Ingersoll-Rand Company Limited and Wells Fargo Bank, N.A., as Trustee, to that certain Indenture, dated as of August 12, 2008, among Ingersoll-Rand Global Holding Company Limited, Ingersoll-Rand Company Limited and Wells Fargo Bank, N.A., as Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGERSOLL-RAND COMPANY LIMITED
(Registrant)

Date: August 18, 2008	/s/ Steven R. Shawley
Steven R. Shawley Senior Vice President and Chief Financial Officer